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                                                                   Exhibit 4.10

PRIVATE AND CONFIDENTIAL

July 5, 2001



Mr. Rodney Davis
348 Granby Court
Pickering, ON L1V 7B9

Dear Mr. Davis:

On behalf of World Gaming plc, I am pleased to offer you the position of Vice President and Chief Financial Officer. This letter will confirm the general terms of our agreement.

The general terms of this offer are:

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Annual Base Salary:        $200,000 (to be reviewed annually). The first review
                           will be in February 2002.

Bonus Plan:                You will be eligible for a bonus of up to one-half of
                           your base salary on an annual basis payable in February.
                           For the remainder of the current fiscal year, the bonus
                           payment will be on a pro-rated basis from July 16, 2001.

Annual Vacation:           Four weeks.

Group Insurance:           Regular health, dental, and ancillary benefits as per
                           World Gaming's current policies. Where policies do not yet exist, you will develop such policies.

Business Expenses:         You will be reimbursed for all reasonable business expenses including, but not limited to cell phone use and automobile expenses as per World Gaming's current policies. Where policies do not yet exist, you will develop such policies.
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MR. RODNEY DAVIS
JULY 5, 2001
PAGE 2

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Confidentiality:           You will agree to execute a confidentiality agreement in a form acceptable to World Gaming's solicitor, which will be effective for 6 months after termination of your employment.

Severance:                 If you are released for any reason other than for cause in the first six months of your employment, you will receive three months severance pay consisting of base salary and bonus in lieu of notice.
                           If released for any reason other than cause between months six and twelve of your employment, you will receive six months severance consisting of base salary and bonus in lieu of notice. If released for any reason other than cause between months twelve and twenty-four of your employment, you will receive twelve (12) months severance consisting of base salary and bonus in lieu of notice.

Options:                   Options on 200,000 shares in the equity of World Gaming at a share price of $1.34 (USD). Options will vest 33 1/3% per year. In the initial year of your employment, the first of the otherwise annual grants will vest on a quarterly basis.

Additional Options:        50,000 additional options on shares in equity of World Gaming. All of these options vest 33 1/3% per year on an annual basis at a share price of $2.25 (USD)
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World Gaming recognizes that your credibility in public financial markets is important to you. It also realizes that it may require 4-5 weeks before you are fully conversant and comfortable with the full extent of World Gaming's operations. Accordingly, the Chief Executive Officer and Chief Operating
Officer will use their best efforts to avoid putting you in situations where interactions with public markets might demand knowledge and information levels that surpass your "comfort level."

This contract is subject to laws applicable in the Province of Ontario.

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MR. RODNEY DAVIS
JULY 5, 2001
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Would you kindly confirm acceptance of this offer by returning an executed copy of this offer letter? If you have any questions or would like clarification on any point, please call me at your convenience.

Sincerely,


/s/  Dave Pasieka
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Dave Pasieka
Chief Operating Officer
World Gaming plc

JCK/pbo

Agreed and accepted this 7th day of July, 2001.


/s/  Rodney Davis
------------------------
Rodney Davis